AURELIO REACHES SETTLEMENT WITH TELIFONDA (CAYMAN)

CONCERNING THE 2009 PURCHASE OF BOLSA RESOURCES, INC.

AND THE HILL COPPER-GOLD PROJECT

AND

ANNOUNCES THE RESIGNATION OF STEPHEN DOPPLER

LAKEWOOD, COLORADO June 24, 2010 News Release #10-01

Aurelio Resource Corporation (AULO, Frankfurt : F3RA) reports that the Company and Telifonda (Cayman) Ltd. ("Telifonda") have agreed to a settlement concerning Telifonda's multiple defaults in regards to Telifonda's February 2009 acquisition of Bolsa Resources, Inc. ("Bolsa") and the 100%-owned Hill Cu-Au-Ag project (the "Project"), located in Cochise County, Arizona.

Telifonda Corporation was unable to meet two significant cash obligations to Aurelio of more than

U.S. $1.7 million. U.S. $245,792 (plus accrued interest) was due to Aurelio on or before October 31, 2009 and U.S. $1.45 million non recourse loan payment due on or before December 31, 2009 for AIEX Corporation, a subsidiary of Aurelio and its project Gavilanes Minera.

In December 2009, the Company was advised that ownership of Telifonda and Bolsa (including the Hill project) was being acquired by Mining & Minerals Opportunity, Ltd. (the "MMO"), a private mineral acquisition and development company incorporated in Delaware that the Company understands has many shareholders in common.

In May 2010, MMO completed the purchase of Telifonda and Bolsa.

The Settlement

The Company does not have the financial resources to pursue legal actions against Telifonda et. al. concerning the multiple defaults on the 2008 and 2009 agreements.

Reluctantly, the Company's Board of Directors have voted to accept an equity settlement consisting of 450,000 Preferred Series A shares of MMO, plus 1,000,000 warrants with an exercise price of US$6/share (expiry date of December 31, 2015).

The Company has been advised that MMO aims to complete an IPO on the Toronto Stock Exchange sometime during 2011.

Impact of the Telifonda Default

Telifonda's defaults have placed the Company in severe financial distress. The Company was unable to file its audited financial statements for the year ending December 31, 2009 resulting in a transfer of the Company's stock listing from the OTC-BB to the Pink Sheets.

Telifonda's default has caused the Company to allow agreements to acquire the Veta Grande, Sand Springs and Horse Creek Canyon gold projects in Nevada to lapse. The Company was not able to make nearly U.S. $100,000 in option / advanced annual royalty payments which came due in the first quarter of 2010.

The Company is working diligently towards divesting its Iron Butte, Nevada gold assets to a third party for cash and an equity position in a TSX-V listed company; however, there are no assurances that the transactions under discussion / negotiation will be completed.

The resignation of Stephen Doppler, Director, President and CEO was regrettably received since he was one of the founders of the Company when the Company became public in August 2006. We wish him success in his future endeavors.

On behalf of the Board of Directors,

Fred Warnaars

Executive Chairman

303-795-3030

800-803-1371